Exhibit 4.3

MOTIVE, INC.

EQUITY INCENTIVE PLAN

i

ARTICLE 8. STOCK APPRECIATION RIGHTS.		5

8.1	SAR Agreement	5
8.2	Number of Shares	5
8.3	Exercise Price	5
8.4	Exercisability and Term	5
8.5	Exercise of SARs	5
8.6	Payment for SARs	6

ARTICLE 9. RESTRICTED SHARES.		6

9.1	Restricted Share Agreement	6
9.2	Payment for Awards	6
9.3	Vesting Conditions and Term	6
9.4	Voting and Dividend Rights	6

ARTICLE 10. STOCK UNITS.		7

10.1	Stock Unit Agreement	7
10.2	Payment for Awards	7
10.3	Vesting and Exercisability	7
10.4	Voting and Dividend Rights	7
10.5	Form and Time of Settlement of Stock Units	7
10.6	Creditors’ Rights	7

ARTICLE 11. ADJUSTMENTS, DISSOLUTION OR LIQUIDATION		8

11.1	Adjustments	8
11.2	Dissolution or Liquidation	8

ARTICLE 12. EFFECT OF CHANGE IN CONTROL		8

ARTICLE 13. DEFERRAL OF AWARDS		9

ARTICLE 14. AWARDS UNDER OTHER PLANS.		9

ARTICLE 15. PAYMENT OF DIRECTOR’S FEES IN SECURITIES.		9

15.1	Effective Date	9
15.2	Elections to Receive NSOs, Restricted Shares or Stock Units	9
15.3	Number and Terms of NSOs, Restricted Shares or Stock Units	10

ARTICLE 16. LIMITATION ON RIGHTS.		10

16.1	Retention Rights	10
16.2	Stockholders’ Rights	10
16.3	Regulatory Requirements	10

ii

ARTICLE 17. WITHHOLDING TAXES.		10

17.1	General	10
17.2	Share Withholding	10

ARTICLE 18. FUTURE OF THE PLAN.		11

18.1	Term of the Plan	11
18.2	Amendment or Termination	11

ARTICLE 19. TRANSFERABILITY OF AWARDS		11

ARTICLE 20. DEFINITIONS.		11

20.1	“Affiliate”	11
20.2	“Award”	11
20.3	“Award Agreement”	11
20.4	“Board”	11
20.5	“Change in Control”	11
20.6	“Code”	12
20.7	“Committee”	12
20.8	“Common Share”	12
20.9	“Company”	12
20.10	“Consultant”	12
20.11	“Disability”	12
20.12	“Effective Date”	13
20.13	“Employee”	13
20.14	“Exchange Act”	13
20.15	“Exercise Price”	13
20.16	“Fair Market Value”	13
20.17	“ISO”	13
20.18	“NSO”	13
20.19	“Option”	13
20.20	“Optionee”	13
20.21	“Outside Director”	13
20.22	“Parent”	13
20.23	“Participant”	13
20.24	“Permissible Assignee”	13
20.25	“Plan”	14
20.26	“Predecessor Plan”	14
20.27	“Restricted Share”	14
20.28	“Restricted Share Agreement”	14
20.29	“SEC”	14
20.30	“Stock Appreciation Right” or “SAR”	14
20.31	“SAR Agreement”	14
20.32	“Stock Option Agreement”	14
20.33	“Stock Unit”	14
20.34	“Stock Unit Agreement”	14
20.35	“Subsidiary”	14

iii

MOTIVE, INC.

EQUITY INCENTIVE PLAN*

ARTICLE 1. INTRODUCTION.

The Plan was adopted by the Board on November 21, 2003, and will become effective on the effective date of the Company’s registration statement on the Form S-1 relating to the initial public offering of its Common Shares (the “Effective Date”). The purpose of the Plan is to promote the long-term success of the Company and the creation of stockholder value by (a) encouraging Employees, Outside Directors and Consultants to focus on critical long-range objectives, (b) encouraging the attraction and retention of Employees, Outside Directors and Consultants with exceptional qualifications and (c) linking Employees, Outside Directors and Consultants directly to stockholder interests through increased stock ownership. The Plan seeks to achieve this purpose by providing for Awards in the form of Restricted Shares, Stock Units, Options (which may constitute incentive stock options or nonstatutory stock options) or Stock Appreciation Rights.

The Plan shall be governed by, and construed in accordance with, the internal substantive laws (but not the choice of law rules) of the State of Delaware.

ARTICLE 2. ADMINISTRATION.

2.1 Committee Composition. The Plan shall be administered by the Committee. The Committee shall consist exclusively of two or more directors of the Company, who shall be appointed by the Board. In addition:

(a) To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the Plan shall be administered by a Committee of two or more “non-employee directors” within the meaning of Rule 16b-3; and

(b) To the extent desirable to qualify Awards granted hereunder as “performance based compensation” within the meaning of Section 162(m) of the Code, the Plan shall be administered by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.

2.2 Committee Responsibilities. The Committee shall (a) select the Employees, Outside Directors and Consultants who are to receive Awards under the Plan, (b) determine the type, number, vesting requirements and other features and conditions of such Awards, (c) interpret the Plan, (d) prescribe, amend and rescind rules and regulations relating the plan, (e) modify or amend each Award (subject to the limitation in Section 18.2 of the Plan), and (f) make all other decisions relating to the operation of the Plan. The Committee’s determinations under the Plan shall be final and binding on all persons.

*	The Committee has determined that this Plan, including, without limitation, the description herein of the number of Common Shares available for award hereunder, already gives effect to the one-for-four reverse split of the Company’s outstanding Common Stock and Preferred Stock to occur immediately prior to the closing of its initial public offering (the “Reverse Split”) and no adjustment shall be made to this Plan or the number of Common Shares available for award hereunder in connection with the effectiveness of the Reverse Split.

2.3 Committee for Non-Officer Grants. The Board may also appoint a secondary Committee of the Board, which shall be composed of one or more directors of the Company who need not satisfy the requirements of Section 2.1(a) or 2.1(b). Such secondary Committee may administer the Plan with respect to Employees and Consultants who are not considered officers or directors of the Company under Section 16 of the Exchange Act, may grant Awards under the Plan to such Employees and Consultants and may determine all features and conditions of such Awards. Within the limitations of this Section 2.3, any reference in the Plan to the Committee shall include such secondary Committee.

ARTICLE 3. COMMON SHARES RESERVED FOR ISSUANCE.

3.1 Basic Limitation. Common Shares issued pursuant to the Plan may be authorized but unissued shares or treasury shares. The aggregate number of Common Shares underlying Awards that are reserved for issuance under the Plan shall not exceed (a) 1,250,000 Common Shares plus (b) the number of Common Shares that remain available for issuance on the Effective Date under the Predecessor Plan plus (c) the additional Common Shares described in Sections 3.2 and 3.3.

3.2 Annual Increase in Shares. As of January 1 of each year, commencing with the year 2005, the aggregate number of Common Shares underlying Awards reserved for issuance under the Plan shall automatically increase by a number equal to the lesser of (a) 4% of the total number of Common Shares then outstanding, (b) 1,250,000 Common Shares, or (c) a lesser number of Common Shares as determined by the Board.

3.3 Additional Shares. If Restricted Shares are forfeited, then such Common Shares shall again become available for Awards under the Plan. If Stock Units, Options, or SARs are forfeited or terminate for any reason before being exercised, then the corresponding number of Common Shares underlying such Awards shall again become available for Awards under the Plan. If Stock Units are settled, then only the number of Common Shares (if any) actually issued in settlement of such Stock Units shall reduce the number available under Section 3.1 and the balance shall again become available for Awards under the Plan. If SARs are exercised, then only the number of Common Shares (if any) actually issued in settlement of such SARs shall reduce the number available under Section 3.1 and the balance shall again become available for Awards under the Plan.

3.4 Dividend Equivalents. Dividend equivalents paid or credited under the Plan in the form of cash shall not be applied against the number of Common Shares reserved for issuance under the Plan. Dividend equivalents paid or credited in the form of Stock Units shall count against the number of Common Shares reserved for issuance under the Plan.

3.5 Limitation on Common Shares Underlying Awards. The maximum number of Common Shares underlying all Awards granted to any Participant during any single calendar year shall be 5,000,000 Common Shares.

ARTICLE 4. ELIGIBILITY.

4.1 Incentive Stock Options. Only Employees shall be eligible for the grant of ISOs; provided, however, that an ISO shall not be granted on or after the 10th anniversary of the date the Board adopts this Plan. In addition, an Employee who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company or any of its Parents or Subsidiaries shall not be eligible for the grant of an ISO unless the requirements set forth in Section 422(c)(5) of the Code are satisfied.

4.2 Other Grants. Employees, Outside Directors and Consultants shall be eligible for the grant of Restricted Shares, Stock Units, NSOs or SARs.

ARTICLE 5. OPTIONS.

5.1 Stock Option Agreement. Each grant of an Option under the Plan shall be evidenced by an applicable Stock Option Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms of the Plan and the terms of the Stock Option Agreement (which may not be inconsistent with the terms of the Plan). The Stock Option Agreement shall specify whether the Option is an ISO or an NSO. The provisions of the various Stock Option Agreements entered into under the Plan need not be identical.

5.2 Number of Shares. Each Stock Option Agreement shall specify the number of Common Shares subject to the Option.

5.3 Exercise Price. Each Stock Option Agreement shall specify the Exercise Price. Notwithstanding the above, the Exercise Price under: (i) an ISO or (ii) an NSO that is intended to qualify as “performance based compensation” under Section 162(m) of the Code, shall in no event be less than 100% of the Fair Market Value of the Common Share on the date of grant.

5.4 Exercisability and Term. Each Stock Option Agreement shall specify:

(a) the date or event when all or any installment of the Option is to become exercisable;

(b) the term during which the Option is exercisable; provided, however, that the term of an ISO shall in no event exceed 10 years from the date of grant; and

(c) the term after the Optionee’s termination of employment with the Company, Subsidiary, Parent or Affiliate, during which the Optionee or Permissible Assignee (if applicable) may exercise the vested portion of the Option.

5.5 Buyout Provisions. The Committee may at any time (a) offer to buy out for a payment in cash or cash equivalents an Option previously granted or (b) authorize an Optionee or Permissible Assignee (if applicable) to elect to cash out an Option previously granted, in either case at such time and based upon such terms and conditions as the Committee shall establish.

ARTICLE 6. PAYMENT FOR OPTION SHARES.

6.1 General Rule. The entire Exercise Price of Common Shares issued upon exercise of Options shall be payable in the form specified in the Stock Option Agreement. Such form of payment may include any combination of the foregoing:

(a) cash or cash equivalent;

(b) the surrender or attesting to the ownership of (and authorizing the Company to cancel), other Common Shares owned by the Optionee (or Permissible Assignee, if applicable) that (i) have been owned by the Optionee (or Permissible Assignee, if applicable) for more than six months from the date of such surrender or attestation, and (ii) have a Fair Market Value on the date of such surrender or attestation equal to the Exercise Price;

(c) consideration received by the Company under a “cashless exercise” program that is determined by the Committee to comply with the requirements of applicable law, including the requirements of the Sarbanes-Oxley Act of 2002; or

(d) such other consideration and method of payment for the issuance of Common Shares to the extent permitted under applicable laws.

ARTICLE 7. AUTOMATIC OPTION GRANTS TO OUTSIDE DIRECTORS.

7.1 Initial Grants. Each individual who first becomes an Outside Director after the Effective Date shall at that time receive a one-time grant of an NSO covering 12,500 Common Shares; provided, however, that an individual who first becomes an Outside Director after the Effective Date and who is contemporaneously appointed chairman of the Audit Committee of the Board, shall receive a one-time grant of an NSO covering 25,000 Common Shares. An NSO under this Section 7.1 shall be granted on the date when such Outside Director first joins the Board as an Outside Director. 25% of the NSO will become exercisable and vested upon the completion of 12 months of service from the date of grant and 6.25% of the NSO will become exercisable and vested upon the completion of each successive three-month period of service thereafter.

7.2 Annual Grants. Upon the conclusion of each regular annual meeting of the Company’s stockholders held in the year 2005 and thereafter, each Outside Director who is an Outside Director on the date of such annual meeting, shall receive an NSO covering 3,125 Common Shares; provided, however, that an Outside Director who is also the chairman of the Audit Committee of the Board on the date of such annual meeting shall receive an NSO covering 6,250 Common Shares. Notwithstanding the above, an NSO shall not be granted to an Outside Director under this Section 7.2, if in the same calendar year the Outside Director received an NSO described in Section 7.1. 6.25% of each NSO granted under this Section 7.2 shall become exercisable and vested upon the completion of each successive three-month period of service after the date of grant.

7.3 Accelerated Exercisability. All NSOs granted to an Outside Director under this Article 7 shall also become exercisable and vested in full in the event of:

(a) The termination of such Outside Director’s service because of death or Disability; or

(b) A Change in Control with respect to the Company.

7.4 Exercise Price. The Exercise Price under all NSOs granted to an Outside Director under this Article 7 shall be equal to 100% of the Fair Market Value of a Common Share on the date of grant, payable in one of the forms described in Article 6.

7.5 Term. All NSOs granted to an Outside Director under this Article 7 shall terminate on the earliest of (a) the 10th anniversary of the date of grant, or (b) the date 12 months after the termination of such Outside Director’s service for any reason.

ARTICLE 8. STOCK APPRECIATION RIGHTS.

8.1 SAR Agreement. Each grant of an SAR under the Plan shall be evidenced by an SAR Agreement between the Optionee and the Company. Such SAR shall be subject to all applicable terms of the Plan and the terms of the SAR Agreement (which may not be inconsistent with the terms of the Plan). The provisions of the various SAR Agreements entered into under the Plan need not be identical.

8.2 Number of Shares. Each SAR Agreement shall specify the number of Common Shares to which the SAR pertains.

8.3 Exercise Price. Each SAR Agreement shall specify the Exercise Price; provided, however, that if an SAR is intended to qualify as “performance based compensation” under Section 162(m) of the Code, such SAR shall have an Exercise Price equal to the Fair Market Value of the Common Shares underlying the SAR on the date of grant.

8.4 Exercisability and Term. SARs may be awarded alone or in tandem with Options. If SARs are granted in tandem with Options, the SARs shall not be exercisable unless the related Options are forfeited and cancelled. Each SAR Agreement shall specify:

(a) the date when all or any installment of the SAR is to become exercisable;

(b) the term during which an SAR is exercisable; and

(c) the term after the Optionee’s termination of employment with the Company, Subsidiary, Parent or Affiliate, during which the Optionee (or Permissible Assignee, if applicable) may exercise the vested portion of his or her SAR.

8.5 Exercise of SARs. Upon exercise of an SAR, the Optionee (or Permissible Assignee, if applicable) shall receive from the Company (a) Common Shares,

(b) cash or (c) a combination of Common Shares and cash, as the Committee shall determine. The amount of cash and/or the Fair Market Value of Common Shares received upon exercise of an SAR shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of exercise) of the Common Shares subject to the SAR exceed the Exercise Price. If, on the date when an SAR expires, the Exercise Price under such SAR is less than the Fair Market Value on such date but any portion of such SAR has not been exercised, then such SAR shall automatically be deemed to be exercised as of such date with respect to such portion.

8.6 Payment for SARs. The entire Exercise Price of an SAR shall be payable in the form specified in the SAR Agreement. Such form of payment may include any combination of the following:

(a) cash or cash equivalent;

(b) the surrender or attesting to the ownership of (and authorizing the Company to cancel), other Common Shares owned by the Optionee (or Permissible Assignee, if applicable) that (i) have been owned by the Optionee (or Permissible Assignee, if applicable) for more than six months from the date of such surrender or attestation, and (ii) have a Fair Market Value on the date of such surrender or attestation equal to the Exercise Price; or

(c) such other consideration and method of payment for the issuance of Common Shares to the extent permitted under applicable laws.

ARTICLE 9. RESTRICTED SHARES.

9.1 Restricted Share Agreement. Each grant of Restricted Shares under the Plan shall be evidenced by an applicable Restricted Share Agreement between the Participant and the Company. Such Restricted Shares shall be subject to all terms of the Plan and the Restricted Share Agreement (which shall not be inconsistent with the terms of the Plan). The provisions of the various Restricted Share Agreements entered into under the Plan need not be identical.

9.2 Payment for Awards. Restricted Shares may be sold or awarded under the Plan for such consideration as the Committee may determine, which consideration shall be specified in the Restricted Share Agreement; provided however, that in all cases, at least the par value of the Restricted Shares awarded or sold shall be paid in cash or a cash equivalent.

9.3 Vesting Conditions and Term. As specified in the applicable Restricted Share Agreement, each Award of Restricted Shares may or may not be subject to vesting. If the Restricted Shares are subject to vesting, vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Share Agreement.

9.4 Voting and Dividend Rights. Except as otherwise provided in the Restricted Share Agreement, the holders of Restricted Shares awarded under the Plan shall have the same voting, dividend and other rights as the Company’s other stockholders. A Restricted Share Agreement may require that the holders of Restricted Shares invest any cash dividends received in additional Restricted Shares. Such additional Restricted Shares shall be subject to the same conditions and restrictions as the Award with respect to which the dividends were paid.

ARTICLE 10. STOCK UNITS.

10.1 Stock Unit Agreement. Each grant of Stock Units under the Plan shall be evidenced by a Stock Unit Agreement between the recipient and the Company. Such Stock Units shall be subject to all applicable terms of the Plan and the applicable Stock Unit Agreement (which shall not be inconsistent with the terms of the Plan). The provisions of the various Stock Unit Agreements entered into under the Plan need not be identical.

10.2 Payment for Awards. To the extent that an Award is granted in the form of Stock Units, no cash consideration shall be required of the Award recipient.

10.3 Vesting and Exercisability. Each Award of Stock Units may be subject to vesting as provided in the Stock Unit Agreement. Each Stock Unit Agreement shall also specify the term of such Stock Unit grant, and the period that the Participant (or Permissible Assignee, if applicable) may settle the vested portion of the Stock Unit following the termination of the Participant’s employment with the Company, a Parent, Subsidiary or Affiliate.

10.4 Voting and Dividend Rights. The holders of Stock Units shall have no voting rights. Prior to settlement or forfeiture, any Stock Unit awarded under the Plan may, at the Committee’s discretion, carry with it a right to dividend equivalents. Such right entitles the holder to be credited with an amount equal to all cash dividends paid on one Common Share while each Stock Unit is outstanding. Dividend equivalents may be converted into additional Stock Units. Settlement of dividend equivalents may be made in the form of cash, in the form of Common Shares, or in a combination of both. Prior to distribution, any dividend equivalents that are not paid shall be subject to the same conditions and restrictions as the Stock Units to which they attach.

10.5 Form and Time of Settlement of Stock Units. Settlement of vested Stock Units may be made in the form of (a) cash, (b) Common Shares or (c) any combination of both, as determined by the Committee. The actual number of Stock Units eligible for settlement may be larger or smaller than the number included in the original Award, based on predetermined performance factors. Methods of converting Stock Units into cash may include (without limitation) a method based on the average Fair Market Value of Common Shares over a series of trading days. Vested Stock Units may be settled in a lump sum or in installments. The distribution may occur or commence when all vesting conditions applicable to the Stock Units have been satisfied or have lapsed, or it may be deferred to any later date. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents.

10.6 Creditors’ Rights. A holder of Stock Units shall have no rights other than those of a general creditor of the Company. Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Stock Unit Agreement.

ARTICLE 11. ADJUSTMENTS, DISSOLUTION OR LIQUIDATION

11.1 Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Common Shares, other securities, or other property), recapitalization, stock-split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Common Shares such that an adjustment is determined by the Committee (in its sole discretion) to be appropriate in order to prevent dilution or enlargement of benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it deems equitable, adjust the number and class of Common Shares which are reserved for issuance under the Plan, the number, class, and price of Common Shares covered by each outstanding Award, and the numerical share limits in Sections 3.1, 3.2, 5.2, 7.1, 7.2 and 8.2.

11.2 Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Committee shall notify each recipient of an Award as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised or settled, Options, SARs and Stock Units shall terminate immediately prior to the dissolution or liquidation of the Company.

ARTICLE 12. EFFECT OF CHANGE IN CONTROL. In the event of a Change in Control, each outstanding Award shall be assumed or an equivalent Award substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Award, the Award shall be fully vested and the recipient of such Award shall have the right to exercise the Award as to all of the Common Shares underlying the Award, including that portion of the Award which would not otherwise be vested or exercisable. If an Award becomes fully vested and exercisable in lieu of assumption or substitution in the event of a Change in Control, the Committee shall notify the recipient of an Award in writing or electronically that the Award shall be fully vested and exercisable (subject to the consummation of the Change of Control) for a period of 15 days from the date of such notice, and the Award shall terminate upon the expiration of such period. For purposes of this Section, an Award shall be considered assumed if, following the Change in Control, the assumed Award confers the right to purchase or receive, for each Common Share underlying such assumed Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Shares for each Common Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its Parent, the Committee may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Award, to be solely common stock of the successor corporation or its Parent equal in Fair Market Value to the per share consideration received by holders of Common Shares the Change in Control.

ARTICLE 13. DEFERRAL OF AWARDS. The Committee (in its sole discretion) may permit or require a Participant to:

(a) Have cash that otherwise would be paid to such Participant as a result of the exercise of an SAR or the settlement of Stock Units credited to a deferred compensation account established for such Participant by the Committee as an entry on the Company’s books;

(b) Have Common Shares that otherwise would be delivered to such Participant as a result of the exercise of an Option or SAR converted into an equal number of Stock Units; or

(c) Have Common Shares that otherwise would be delivered to such Participant as a result of the exercise of an Option or SAR or the settlement of Stock Units converted into amounts credited to a deferred compensation account established for such Participant by the Committee as an entry on the Company’s books. Such amounts shall be determined by reference to the Fair Market Value of such Common Shares as of the date when they otherwise would have been delivered to such Participant.

A deferred compensation account established under this Article 13 may be credited with interest or other forms of investment return, as determined by the Committee. A Participant for whom such an account is established shall have no rights other than those of a general creditor of the Company. Such an account shall represent an unfunded and unsecured obligation of the Company and shall be subject to the terms and conditions of the applicable agreement between such Participant and the Company. If the deferral or conversion of Awards is permitted or required, the Committee (in its sole discretion) may establish rules, procedures and forms pertaining to such Awards, including (without limitation) the settlement of deferred compensation accounts established under this Article 13.

ARTICLE 14. AWARDS UNDER OTHER PLANS.

The Company may grant equity awards under other plans, agreements, or programs. Such awards may be settled in the form of Common Shares issued under this Plan. Such Common Shares shall be treated for all purposes under the Plan like Common Shares issued in settlement of Stock Units and shall, when issued, reduce the number of Common Shares available under Article 3.

ARTICLE 15. PAYMENT OF DIRECTOR’S FEES IN SECURITIES.

15.1 Effective Date. No provision of this Article 15 shall be effective unless and until the Board has determined to implement such provision.

15.2 Elections to Receive NSOs, Restricted Shares or Stock Units. An Outside Director may elect to receive his or her annual retainer payments and/or meeting fees from the Company in the form of cash, NSOs, Restricted Shares or Stock Units, or a combination thereof, as determined by the Board. Such NSOs, Restricted Shares and Stock Units shall be issued under the Plan. An election under this Article 15 shall be made at the beginning of a calendar year on a date and in a manner to be determined by the Board. Such an election shall be irrevocable with respect to the calendar year for which the election is made.

15.3 Number and Terms of NSOs, Restricted Shares or Stock Units. The number of NSOs, Restricted Shares or Stock Units to be granted to Outside Directors in lieu of annual retainers and meeting fees that would otherwise be paid in cash shall be calculated in a manner determined by the Board. The terms of such NSOs, Restricted Shares or Stock Units shall also be determined by the Board.

ARTICLE 16. LIMITATION ON RIGHTS.

16.1 Retention Rights. Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain an Employee, Outside Director or Consultant. The Company and its Parents, Subsidiaries and Affiliates reserve the right to terminate the service of any Employee, Outside Director or Consultant at any time, with or without cause, subject to applicable laws, the Company’s certificate of incorporation and by-laws and any applicable written employment agreement.

16.2 Stockholders’ Rights. A Participant shall have no dividend rights, voting rights or other rights as a stockholder with respect to any Common Shares covered by his or her Award prior to the time when a stock certificate for such Common Shares is issued or, if applicable, the time when he or she becomes entitled to receive such Common Shares by filing any required notice of exercise and paying any required Exercise Price. No adjustment shall be made for cash dividends or other rights for which the record date is prior to such time, except as expressly provided in the Plan.

16.3 Regulatory Requirements. Any other provision of the Plan notwithstanding, the obligation of the Company to issue Common Shares under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Common Shares pursuant to any Award prior to the satisfaction of all legal requirements relating to the issuance of such Common Shares, to their registration, qualification or listing or to an exemption from registration, qualification or listing.

ARTICLE 17. WITHHOLDING TAXES.

17.1 General. To the extent required by applicable Federal, state, local or foreign law, a Participant, Permissible Assignee (if applicable), or successor shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the Plan. The Company shall not be required to issue any Common Shares or make any cash payment under the Plan until such obligations are satisfied.

17.2 Share Withholding. To the extent that applicable law subjects a Participant, Permissible Assignee (if applicable), or successor to tax withholding obligations, the Committee may permit such Participant to satisfy all or part of such obligations by having the Company withhold all or a portion of any Common Shares that otherwise would be issued to him or her or by surrendering all or a portion of any Common Shares that he or she previously acquired; provided, however, that such withholding shall be allowed only to the extent that it does not trigger adverse financial accounting consequences to the Company. Such Common Shares shall be valued at their Fair Market Value on the date when they are withheld or surrendered.

ARTICLE 18. FUTURE OF THE PLAN.

18.1 Term of the Plan. The Plan, as set forth herein, shall become effective on the Effective Date and shall remain in existence until the 10th anniversary of the Effective Date, unless sooner terminated by the Board as provided in Section 18.2 below.

18.2 Amendment or Termination. The Board may, at any time and for any reason, amend or terminate the Plan. An amendment of the Plan shall be subject to the approval of the Company’s stockholders only to the extent required by applicable laws, regulations or rules. No Awards shall be granted under the Plan after the termination thereof. The termination of the Plan, or any amendment thereof, shall not adversely affect any Award previously granted under the Plan without the consent of the Participant.

ARTICLE 19. TRANSFERABILITY OF AWARDS. Unless explicitly provided for in the applicable Award Agreement, an Award may not be sold, pledged, assigned, transferred or disposed of in any manner other than by will or the laws of descent and distribution and may be exercised, during the lifetime of the Participant, only by the Participant. Notwithstanding the preceding sentence, the Committee, in its sole and absolute discretion may provide for the transferability of an Award in the specific Award Agreement, but only to the extent that the transferee of such an Award is a Permissible Transferee.

ARTICLE 20. DEFINITIONS.

20.1 “Affiliate” means any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than 50% of the voting securities of such entity.

20.2 “Award” means any award of an Option, an SAR, a Restricted Share or a Stock Unit under the Plan.

20.3 “Award Agreement” means individually or collectively, a Stock Option Agreement, a Restricted Share Agreement, a Stock Appreciation Right Agreement, or a Stock Unit Agreement.

20.4 “Board” means the Company’s Board of Directors, as constituted from time to time.

20.5 “Change in Control” shall mean:

(a) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization beneficially own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (i) the continuing or surviving entity and (ii) any direct or indirect parent corporation of such continuing or surviving entity;

(b) The sale, transfer or other disposition of all or substantially all of the Company’s assets;

(c) A change in the composition of the Board, as a result of which fewer than 50% of the incumbent directors are directors who either (i) had been directors of the Company on the date 24 months prior to the date of the event that may constitute a Change in Control (the “original directors”) or (ii) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved; or

(d) Any transaction as a result of which any person is the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing at least 50% of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this Paragraph (d), the term “person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act but shall exclude (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or of a Parent or Subsidiary and (ii) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Common Shares of the Company.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

20.6 “Code” means the Internal Revenue Code of 1986, as amended.

20.7 “Committee” means a committee of the Board, as described in Article 2.

20.8 “Common Share” means one share of the common stock of the Company, par value $.001 per share.

20.9 “Company” means Motive, Inc., a Delaware corporation.

20.10 “Consultant” means a natural person who provides bona fide services to the Company, a Parent, a Subsidiary or an Affiliate as an independent contractor. Service as a Consultant shall be considered employment for all purposes of the Plan, except as provided in Section 4.1.

20.11 “Disability” shall mean permanent and total disability as defined in Section 22(e)(3) of the Code.

20.12 “Effective Date” has the meaning set forth in Article I of the Plan.

20.13 “Employee” means a common-law employee of the Company, a Parent, a Subsidiary or an Affiliate.

20.14 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

20.15 “Exercise Price” in the case of an Option, means the amount for which one Common Share may be purchased upon exercise of such Option, as specified in the applicable Stock Option Agreement. “Exercise Price,” in the case of an SAR, means an amount, as specified in the applicable SAR Agreement, which is subtracted from the Fair Market Value of one Common Share in determining the amount payable upon exercise of such SAR.

20.16 “Fair Market Value” means the market price of Common Shares, determined by the Committee in good faith on such basis as it deems appropriate. Whenever possible, the determination of Fair Market Value by the Committee shall be based on the prices reported in The Wall Street Journal or as reported directly to the Company by The NASDAQ Stock Market, or a stock exchange. Such determination shall be conclusive and binding on all persons.

20.17 “ISO” means an incentive stock option described in Section 422(b) of the Code.

20.18 “NSO” means a stock option not described in Sections 422 of the Code.

20.19 “Option” means an ISO or NSO granted under the Plan and entitling the holder to purchase Common Shares pursuant to Articles 5 and 7 of the Plan.

20.20 “Optionee” means a person or estate who holds an Option or SAR.

20.21 “Outside Director” shall mean a member of the Board who is not an Employee. Service as an Outside Director shall be considered employment for all purposes of the Plan, except as provided in Section 4.1.

20.22 “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

20.23 “Participant” means an Employee, Consultant, or Outside Director, who holds an Award under the terms of the Plan.

20.24 “Permissible Assignee” means an individual or entity designated in the applicable Award Agreement, to which the Participant has properly assigned an Award. For purposes of this Plan and applicable Award Agreements, a Permissible Assignee must be an individual or entity as to which the underlying Common Shares shall be eligible for registration under the Securities Act of 1933 on a form S-8 registration statement promulgated by the SEC.

20.25 “Plan” means this Motive, Inc. Equity Incentive Plan, as amended from time to time.

20.26 “Predecessor Plan” means the Company’s 1997 Stock Option/Stock Issuance Plan.

20.27 “Restricted Share” means a Common Share awarded under the Plan pursuant to Article 9 of the Plan.

20.28 “Restricted Share Agreement” means the agreement between the Company and the recipient of a Restricted Share that contains the terms, conditions and restrictions pertaining to such Restricted Share.

20.29 “SEC” means the U.S. Securities and Exchange Commission.

20.30 “Stock Appreciation Right” or “SAR” means a stock appreciation right granted under the Plan pursuant to Article 8 of the Plan.

20.31 “SAR Agreement” means the agreement between the Company and an Optionee that contains the terms, conditions and restrictions pertaining to his or her SAR.

20.32 “Stock Option Agreement” means the agreement between the Company and an Optionee that contains the terms, conditions and restrictions pertaining to his or her Option.

20.33 “Stock Unit” means a bookkeeping entry representing the equivalent of one Common Share, as awarded under the Plan pursuant to Article 10 of the Plan.

20.34 “Stock Unit Agreement” means the agreement between the Company and the recipient of a Stock Unit that contains the terms, conditions and restrictions pertaining to such Stock Unit.

20.35 “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.